Exhibit 5.1

[Perkins Coie LLP Letterhead]

June 13, 2012

Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Re:	Registration Statement on Form S-8 of Shares of Class A Common Stock, par value $0.0001 per share, of Zillow, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to 11,553,231 shares of Class A common stock of Zillow, Inc., par value $0.0001 per share (the “Shares”), under the Zillow, Inc. Amended and Restated 2011 Incentive Plan (the “2011 Plan”).

We have examined the Registration Statement and such documents and records of Zillow, Inc. as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2011 Plan have been duly authorized and that, upon the due execution by Zillow, Inc. of any certificates representing the Shares, the registration by its registrar of such Shares and the sale thereof by Zillow, Inc. in accordance with the terms of the 2011 Plan, and the receipt of consideration therefor in accordance with the terms of the 2011 Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP